Exhibit 8.2


                    [LETTERHEAD OF ROBERTS & HOLLAND LLP]

                                   April 10, 2000


CV Reit, Inc.
100 Century Boulevard
West Palm Beach, FL 33417

Gentlemen:

          We have acted as special tax counsel to CV Reit, Inc. (the "Company") in connection with the merger of the Company and KRT Trust into Kramont Realty Trust ("Kramont"), with Kramont as the surviving entity, as more fully described in Kramont's Registration Statement on Form S-4 (the "Registration Statement"), in the form described to us as the version thereof to be filed with the Securities and Exchange Commission on the date hereof. In this letter, the "Merger" means the merger of the Company into Kramont. Other capitalized terms used herein have the meanings assigned to such terms in the Registration Statement.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents, and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon one or more representation letters executed by officers and representatives of the Company and upon the representations, warranties, and covenants of the Company. This opinion assumes that all of the factual information, descriptions, representations, and assumptions set forth in this letter, in the Registration Statement (and transaction documents, including, without limitation, the Agreement and Plan of Reorganization and Merger), and in the representation letters of even date from the Company to us, dated the date hereof, are accurate and complete and will be accurate and complete at the time of the Merger. This opinion is based on the additional facts and representations set out in the representation letters of even date from the Company to us. We have not verified any factual matter set forth in such representation letters in connection with or apart from the preparation of this opinion and, accordingly, our opinion does not take into account any matter not set forth herein which might have been disclosed by independent verification. We have assumed that, during all relevant periods, all persons who were required under the Securities and Exchange Act of 1934 to file or to amend Schedules 13D and 13G with respect to the Company's outstanding shares appropriately made such filings and that the Company was duly apprised thereof. We have further assumed that the information concerning the Company and its affiliates set forth in the Company's Federal income tax returns for each year is true and correct. If any of the matters described in this paragraph or in the preceding paragraph were incorrect, our opinion might change.

          Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the discussion under the caption "Material Federal Income Tax Consequences - Qualification of Kramont as a REIT - Prior History" in the Registration Statement with respect to the qualification of the Company as a real estate investment trust, as it relates to the Company and the Company's shareholders, is accurate in all material respects, to the extent such discussion constitutes matters of law and legal conclusions and subject to the limitations set forth therein. (As set forth below, no opinion is expressed herein as to the qualification of Kramont as a real estate investment trust.) No opinion is expressed regarding any statements, assumptions, or opinions regarding factual matters contained in any portion of the Registration Statement or regarding any matter of law or legal conclusions contained elsewhere in the Registration Statement and no opinion is implied or may be inferred beyond the matters stated expressly herein. Moreover, the qualification and taxation of the Company as a real estate investment trust depends upon its ability to meet and its having met, through actual annual operating results, distribution levels and diversity of share ownership and the various income and asset tests imposed by the Code, the results of which have not been reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operation of the Company for any particular taxable year have satisfied or will satisfy such requirements. No opinion is expressed regarding any matters contained in the Registration Statement relating to Kranzco, KRT Trust, or Kranzco's shareholders, nor is it possible at this time to express an opinion on Kramont's qualification as a REIT in the future.

          The opinion herein is limited to the Federal income tax laws of the United States as of the date hereof, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. Any change in applicable law or in the facts or documents on which our opinion is based or any inaccuracy of the representations or assumptions on which we have relied may affect the validity of the foregoing opinion. Our conclusion is based on the Code and administrative and judicial guidance and interpretations promulgated thereunder or applicable thereto, all as in effect on the date hereof or as assumed to apply as described herein. The Code, Regulations promulgated by the Treasury Department, and interpretations of the courts and the Internal Revenue Service are subject to change at any time, and, in some circumstances, with retroactive effect. Any such change after the date of this letter could affect our opinion herein. This firm undertakes no obligation to update this letter in the event of a change in the legal authorities, facts, or documents on which our opinions are based or of any inaccuracy of the representations or assumptions on which we have relied in rendering this opinion. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement and to the references to our firm in the Registration Statement. In giving such consent, however, we do not thereby admit that we are acting within the category of persons whose consent is required under section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder. We hereby further consent to the use of this opinion as an exhibit to filings with the securities commissioners of various states of the United States as required by the securities laws of such states.

          This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency, or otherwise referred to without our prior written consent except as noted above.

                              Very truly yours,

                              /s/ ROBERTS & HOLLAND LLP
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                              ROBERTS & HOLLAND LLP